Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2005 relating to the consolidated financial statements and financial statement schedule, management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, which  appears in the Annual Report on Form 10-K of Labor Ready, Inc. for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
May 24, 2005